UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 11, 2011, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings Chairman and Chief Executive Officer

March 25, 2011

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Wednesday, May 11, 2011, at 1:00 p.m. to consider and vote upon:

1.	The election of the fourteen nominees for director named in the attached proxy statement for a term expiring at the 2012 annual meeting of shareholders;

2.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	An advisory vote regarding the Company’s executive compensation program;

4.	An advisory vote regarding the frequency of voting on the Company’s executive compensation program; and

5.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary

March 25, 2011

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 11, 2011, and at any adjournment thereof. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March  25, 2011.

Voting at the Meeting

The Board has fixed the close of business on March 14, 2011 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 62,574,500 shares of the Company’s common stock, each of which will be entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Corporate Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, other than Proposal 4 (relating to the frequency with which the advisory vote on executive compensation is to be held), the Company’s Amended and Restated By-Laws require the affirmative vote of a majority of the votes cast at the meeting. With respect to Proposal 4, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency for the advisory vote on executive compensation selected by shareholders. Abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors, the advisory vote regarding the Company’s executive compensation program and the advisory vote regarding the frequency of voting on the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome.

1.	Election of Directors

Board of Directors

Each of the fourteen nominees to be voted on at the Annual Meeting is nominated for election for a one-year term. All of the nominees are currently directors of the Company, whose terms expire at the annual meeting of shareholders in 2011. They are Catherine Bertini, Rita Bornstein, Ph.D., Kriss Cloninger, III, E.V. Goings, Clifford R. Grum, Joe R. Lee, Bob Marbut, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché, J. Patrick Spainhour and M. Anne Szostak.

Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following is information concerning the nominees for election as director for a term expiring at the annual meeting of shareholders in 2012. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

CATHERINE A. BERTINI, Chair, International Relations Program and Professor of Public Administration, Syracuse University, since August 2005, after serving as Under Secretary General for Management of the United Nations since 2003. Ms. Bertini was a chief executive officer of a non-governmental international organization with a $1.9 billion budget and operations in over 80 countries, and has extensive experience in dealings with international organizations. Age 60. First elected: 2005.

RITA BORNSTEIN, Ph.D., President Emerita of Rollins College, an independent comprehensive liberal arts college, after retiring in 2004. Dr. Bornstein has considerable executive management experience in academia and has extensive ties with and influence in the community in which the Company is headquartered, in addition to having served on other boards of public companies. Age 74. First elected: 1997.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Mr. Cloninger has served as a senior executive officer of a public company with a distribution channel that is comparable to the direct selling industry and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age 63. First elected: 2003.

E.V. GOINGS, Chairman and Chief Executive Officer since October 1997. Over the past five years, Mr. Goings has served on the boards of Circuit City Stores, Inc., R.R. Donnelley & Sons Company, SunTrust Bank of Central Florida, N.A. and Reynolds American, Inc. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct sellers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age 65. First elected: 1996.

CLIFFORD J. GRUM, retired Chairman of the Board and Chief Executive Officer of Temple-Inland Inc., a holding company with operations in corrugated packaging and building products. Mr. Grum retired from his position at Temple-Inland Inc. in 1999. Over the past five years, Mr. Grum has served on the board of Trinity Industries, Inc. Mr. Grum has served as a chief executive officer of a public company, possesses financial expertise and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s board as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. Age 76. First elected: 1996.

JOE R. LEE, retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates restaurant chains. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Over the past five years, Mr. Lee served as a director of SunTrust Bank of Central Florida, N.A. Mr. Lee has served as a chief executive officer and chief financial officer of a public company, has considerable experience with name brand consumer products and possesses financial expertise, in addition to having served on boards of other public companies. Age 70. First elected: 1996.

BOB MARBUT, Chairman of Risco, U.S. since 2010, and former Executive Chairman of Electronics Line 3000 Ltd., an electronic security technology company, since December 2004, and Chairman of its subsidiary, SecTecGLOBAL, from January 2003 through December 2007. Concurrently, from January 2008 through January 2010, Mr. Marbut served as CEO of Argyle Security, Inc. (and its predecessor company), a solutions and service provider in the physical electronic security industry, and between July 2005 and February 2010, was Chairman and Co-CEO of Argyle Security and its predecessor company, Argyle Security Acquisition Corporation. Mr. Marbut serves as a director of Valero Energy Corporation. In addition, over the past five years, Mr. Marbut has also served on the boards of Argyle Security, Inc., Argyle Security Acquisition Corporation and Hearst-Argyle Television, Inc. Mr. Marbut has served as a chief executive officer of several public companies and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s board as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. Through his current business activities, he has substantial knowledge of the dynamics of non-US markets. Age 75. First elected: 1996.

ANGEL R. MARTINEZ, Chair of the Board, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005, after serving as President & CEO of Keen LLC, an outdoor footwear manufacturer, since April 2003. Mr. Martinez also serves as a director of Deckers Outdoor Corporation. Mr. Martinez serves as a chief executive officer of a public company and has considerable experience in the marketing function for name brand consumer products, in addition to having served on the board of another public company. Age 55. First elected: 1998.

ANTONIO MONTEIRO DE CASTRO, retired Chief Operating Officer of British American Tobacco Company, a position held from January 2004 until December 2007. Mr. Monteiro de Castro served as a director of Reynolds American, Inc. within the past five years. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of a large foreign market which represents a significant opportunity for the Company, has brand management and financial experience, and has served as a director of a U.S. public company. Age 65. First elected: 2010.

ROBERT J. MURRAY, retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer from December 1995 until January 2004. Mr. Murray serves as a director of Delhaize Group, IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Mr. Murray has served as a chief executive officer of a public company, possesses financial expertise and has managed a division of a large foreign-based name brand consumer products company, in addition to having served on boards of other public companies. Mr. Murray brings operating experience from outside the United States. Age 69. First elected: 2004.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since January 2005. Mr. Parker serves as a director of SFN Group, Inc. Mr. Parker has served as a chief executive officer of a public company, has experience in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a $4.7 billion fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Age 67. First elected: 1997.

JOYCE M. ROCHÉ, retired President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, after serving since September 2000. Ms. Roché serves as a director of AT&T Inc., Dr. Pepper Snapple Group and Macy’s, Inc. In addition, over the past five years, Ms. Roché has served on the board of Anheuser-Busch Companies, Inc. and May Department Stores. Ms. Roche has served as a chief operating officer of a public company and has considerable experience in the marketing function for a large direct selling beauty products company, in addition to having served on boards of other public companies. Age 63. First elected: 1998.

J. PATRICK SPAINHOUR, CEO of The ServiceMaster Company, a national residential and commercial services company, and CEO of ServiceMaster Global Holdings, Inc. after serving since May 2006, after serving as Chairman and CEO of Ann Taylor Stores Corporation from 1996 until 2005. Effective March 31, 2011, Mr. Spainhour’s positions with ServiceMaster companies will cease as a result of his retirement. In addition, over the past five years, Mr. Spainhour has also served on the boards of Circuit City Stores, Inc. and ServiceMaster Global Holdings, Inc. Mr. Spainhour has served as a chief executive officer of public companies and has considerable experience in name brand consumer products, in addition to having served on boards of other public companies. Age 60. First elected: 2005.

M. ANNE SZOSTAK, President and CEO of Szostak Partners LLC, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Ms. Szostak serves as a director of Belo Corporation, Dr. Pepper Snapple Group and SFN Group, Inc. In addition, over the past five years, Ms. Szostak has served on the board of Choicepoint, Inc. Ms. Szostak has served in executive positions in a large public company and has considerable experience in executive compensation and human resources, in addition to having served on boards of other public companies. Age 60. First elected: 2000.

Vote Required and Resignation Policy

To be elected, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board of Directors, which may be conditioned on acceptance by the Board of Directors. If a resignation is so conditioned on acceptance by the Board of Directors, the Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the Inspector or Inspectors of Election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Board Committees

The Audit, Finance and Corporate Responsibility Committee, which held seven meetings in 2010, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”); evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. It also reviews and makes recommendations to the Board of Directors concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. Members of this Committee are Mr. Cloninger (Chairperson), Ms. Bertini, Dr. Bornstein, and Messrs. Grum, Marbut, Martinez and Murray. All such members are independent in accordance with New York Stock Exchange listing standards and the Board has determined that one member of this Committee (Mr. Grum) is an audit committee financial expert as defined by applicable rules. None of the members of this Committee serve on more than three audit committees.

The Compensation and Management Development Committee, which held five meetings in 2010, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Committee establishes the executive compensation objectives of the Company, and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. This Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for corporate officers, and recommends for the approval of the full Board of Directors the compensation for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While this Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, the Committee as a general matter delegates this role to senior management. The Company’s senior vice president, human resources and chief executive officer recommend all officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. Members of this Committee are Ms. Roché (Chairperson), Ms. Szostak and Messrs. Lee, Monteiro de Castro, Parker and Spainhour. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2010, the Committee engaged Aon Hewitt to provide a variety of services, including an evaluation of executive compensation trends, review of compensation regulations, laws and relevant accounting pronouncements, review of management’s recommendations regarding compensation levels and plan design, review of incentive plan performance target practices, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Committee. Aon Hewitt provided services to the Corporation during 2010 in addition to those discussed in the preceding sentence, as a result of the combination of Hewitt Associates and Aon Corporation effective October 1, 2010. The additional services consisted of consulting on a variety of health and welfare benefit matters and brokerage of related insurance coverages. The Committee has engaged Aon Hewitt to provide similar services for 2011.

The Nominating and Governance Committee, which held two meetings in 2010, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. This Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Committee conducts a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board. The Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria and promising candidates are interviewed by the chairperson of the committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Committee. The Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Committee a candidate for Board membership should send to the attention of the Corporate Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Committee using the same criteria used to evaluate other director candidates. The Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. This Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Committee does request the recommendation of the Company’s chief executive officer. This Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. Members of this Committee are Mr. Parker (Chairperson), Ms. Roché, Ms. Szostak, and Messrs. Cloninger, Grum and Murray, and all such members are independent in accordance with New York Stock Exchange listing standards. Mr. Parker also serves as the Company’s Presiding Director.

The Executive Committee, which did not meet in 2010, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Goings (Chairperson), Ms. Roché and Messrs. Cloninger, Grum and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2010. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company’s website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s 14 directors attended the Annual Meeting of Shareholders in 2010, except for Mr. Martinez.

Corporate Governance

The Board has established corporate governance guidelines, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors. The codes apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. Current copies of these corporate governance documents may be viewed by accessing the Company’s website at www.tupperwarebrands.com. The Company will, to the extent required by law or regulation, disclose on its website waivers of or amendments to its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, makes such distribution if so determined, and oversees reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers or the Board of Directors are located at TupperwareBrands.com\Investor Relations\Corporate Governance\Governance Documents\Code of Conduct. While this communications access is intended primarily to accommodate matters involving the code of conduct, the Board of Directors invites interested parties to contact it on any topic of interest through TupperwareBrands.com\Investor Relations\Corporate Governance\Board of Directors, or in writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication can be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to 770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware”. The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Presiding Director, Mr. David R. Parker, acts as the chairperson of the executive sessions of the non-management members of the Board and currently serves as the Chair of the Nominating and Governance Committee, in addition to having other duties.

The Board of Directors has affirmatively determined that each of the following non-management members of the Board (or entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and therefore that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Rita Bornstein, Ph.D., Kriss Cloninger, III, Clifford J. Grum, Joe R. Lee, Bob Marbut, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché, J. Patrick Spainhour and M. Anne Szostak.

Diversity

The Board of Directors values diversity as a factor in selecting members to serve on the Board, and believes that the diversity which exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience.

Risk Oversight

The Board of Directors’ involvement in risk oversight involves the Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”) and the full Board of Directors. The Audit Committee receives materials on a quarterly basis to address the identification and status of major risks to the Company including steps to mitigate risk, and risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews the compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes which could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board of Directors, the major risks are identified to board members, and the Chairman of the Audit Committee reports on the activities of that committee regarding risks. In addition, on an annual basis, the full Board of Directors receives a presentation by management regarding the risk management process, currently identified risks and associated responses to those risks.

Board Leadership Structure

The Board of Directors has chosen to combine the roles of Chairman and Chief Executive Officer and to have an independent Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and CEO, approving schedules, agendas and materials sent to the Board, serving as an “ex officio” member of the committees of the Board of Directors of which he is not a member, oversight of the Board of Directors and CEO evaluation processes, coordination of the director candidate interview process. He also advises the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board of Directors committee membership, chairs and rotation. He has the authority to call meetings of the independent directors, including if requested by major shareholders of the Corporation, and is available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed decisions. As a consequence, the Board has determined that no significant benefit would be realized by separating the roles of Chairman and Chief Executive Officer.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned by each nominee for election and each of the executive officers named in the Summary Compensation Table and by all nominees and all executive officers of the Company as a group on March 14, 2011. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 1.99 percent. Such persons as a group own 4.29 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or held by or for Family Members	Shares that may be acquired within 60 days of March 14(1)	Restricted Stock(2)	Retirement Savings Plan-401(k)	Total Shares Beneficially Owned
Catherine A. Bertini	8,494	—	7,662	1,500	—	17,656
Rita Bornstein	16,815	—	7,662	1,500	—	25,977
Kriss Cloninger III	23,509	—	9,860	1,500	—	34,869
R. Glenn Drake	19,253	—	28,816	—	717	48,786
E.V. Goings	98,849	69,632	925,449	150,000	340	1,244,270
Clifford J. Grum	85,187	—	10,022	1,500	—	96,709
Simon C. Hemus	12,746	—	79,750	100,000	172	192,668
Joe R. Lee	34,725	—	19,860	1,500	—	56,085
Bob Marbut	20,411	—	21,705	1,500	—	43,616
Angel R. Martinez	2,157	4,640	23,853	1,500	—	32,150
Antonio Monteiro de Castro	3,000	7,000	2,051	—	—	12,051
Robert J. Murray	18,896	—	8,220	1,500	—	28,616
David R. Parker	16,880	—	14,522	1,500	—	32,902
Michael S. Poteshman	29,132	—	114,649	—	369	144,150
Joyce M. Roché	15,498	—	22,117	1,500	—	39,115
Christian E. Skröder	22,467	—	90,416	—	—	112,883
J. Patrick Spainhour	8,192	—	7,662	1,500	—	17,354
M. Anne Szostak	18,899	—	1,860	1,500	—	22,259

Subtotal	455,110	81,272	1,396,136	268,000	1,598	2,202,116

All directors and executive officers as a group (30) (including the individuals named above)	521,008	122,106	1,743,532	295,078	3,778	2,685,502

(1)	Includes stock options and restricted stock units granted under the Company’s 1996, 2000, 2002, 2006 and 2010 Incentive Plans and Director Stock Plan. In addition it includes the estimated shares of common stock that will be paid in lieu of Director’s fees at the end of the first quarter of 2011.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC	4,705,863	(1)	7.45
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc	4,217,837	(2)	6.68
40 East 52nd Street
New York, NY 10022

Epoch Investment Partners, Inc	3,640,404	(3)	5.76
640 Fifth Avenue
New York, NY 10019

(1)

Based upon a Schedule 13G/A filed on February 14, 2011, as of December 31, 2010, FMR LLC indirectly held 4,705,863 shares of Tupperware Brands Corporation common stock, with sole voting power over 2,120 of such shares and sole dispositive power with respect to all such shares. The entities comprising the FMR LLC group include Fidelity Management & Research Company, Strategic Advisors, Inc. and Pyramis Global Advisors Trust Company.

(2)

Based upon a Schedule 13G/A filed on January 21, 2011, as of December 31, 2010, BlackRock, Inc. indirectly held 4,217,837 shares of Tupperware Brands Corporation common stock, with sole dispositive power with respect to such shares and sole voting power with respect to such shares. The entities comprising the BlackRock, Inc. group are: BlackRock Japan Co. Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Asset Management Deutschland, A.G., BlackRock Investment Management, LLC, BlackRock International Ltd and BlackRock Financial Management, Inc.

(3)

Based upon a Schedule 13G filed on February 11, 2011, as of December 31, 2010, Epoch Investment Partners, Inc. directly held 3,640,404 shares of Tupperware Brands Corporation common stock, with sole voting power over 3, 176,795 of such shares and sole dispositive power over all of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers and directors were complied with for the Company’s 2010 fiscal year, except that Simon C. Hemus, an officer of the Company, inadvertently was late in filing a Form 4 regarding a disposition of 10,000 shares on April 28, 2010 which was subsequently reported on a Form 4 on March 9, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 25, 2010 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	4,116,503	(2)	27.43	(3)	5,919,238
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	4,116,503		27.43		5,919,238	(5)

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan, 2010 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program at forecasted performance.

(3)	Restricted stock, restricted stock units and performance shares have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)	All of such shares could be used for any form of stock awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors of the Company has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations shall be to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for nine years. In 2010, her compensation did not exceed $120,000. However, beginning in 2011 her salary is 118,000 Euros, which is expected to exceed $120,000.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 25, 2010, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with that firm its independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control system in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2010 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010.

Audit, Finance and Corporate Responsibility Committee

Kriss Cloninger III, Chairperson

Catherine A. Bertini

Rita Bornstein, PhD.

Clifford J. Grum

Bob Marbut

Angel R. Martinez

Robert J. Murray

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Executive Summary

Company performance in 2010 exceeded expectations. Full-year sales increased 8 percent, GAAP net income increased 29 percent and net income, excluding certain unusual items, increased 21 percent in comparison to 2009. Net income, as measured for incentive purposes, excluding certain predefined unusual items and in constant currency, increased 17 percent, compared with a target of 9 percent. Cash flow from operating activities, net of financing activities was $253 million in 2010, almost $30 million above net income, and cash flow as measured for incentive purposes was $246 million, which was more than $10 million higher than net income for incentive purposes and $25 million more than the maximum achievement goal.

As illustrated by the graph below, from 2007 through 2009, the Company had very strong performance as compared with its compensation peer group, ranking in the 93rd percentile for the three-year period. Consistent with the Company’s pay-for-performance philosophy, this performance led to maximum achievement each year for the corporate level measures under the Company’s Annual Incentive Program (“AIP”) and near maximum achievement under the Company’s 2008 – 2010 Performance Share Program, which is described in detail later in the CD&A.

Note: A 2010 peer percentile comparison is not depicted due to the lack of available information. Operating EPS shown for Tupperware Brands Corporation and the compensation peer group represents data calculated by Standard and Poors reflecting basic earnings per share adjusted to remove the effect of all special items and nonrecurring events.

The Company also had strong performance versus its compensation peer group in relation to revenue growth, return on invested capital and total shareholder return, ranking in the 77th, 82nd and 100th percentiles, respectively.

As illustrated in the following graphs, the strong performance of the Company in 2010 was reflected in the total cash compensation received by each of the Company’s CEO, CFO and three other most highly compensated executive officers serving in such capacities as of December 31, 2010 (the “NEOs”). Each of the NEOs participated in the Company’s 2010 AIP and NEOs directly responsible for operating segments, Messrs. Drake and Skröder, participated in mid-term cash incentive programs (“Gainsharing Programs”). Detailed information regarding the Gainsharing Program is provided later in this CD&A.

Due to 2010 performance at maximum achievement under the AIP, the actual cash compensation received in 2010 by Messrs. Goings, Hemus and Poteshman exceeded target cash compensation.

Messrs. Drake’s and Skröder’s AIP performance goals were based partially on total Company net income and cash flow and partially on profit and cash flow results of the operating segments for which they have responsibility. As measured for incentive purposes, aggregate profit in 2010 for the Europe segment, for which Mr. Drake has responsibility, was 4 percent higher than in 2009 but below the target goal. Aggregate profit in 2010 for the Asia Pacific segment, for which Mr. Skröder has responsibility, was 19 percent higher than in 2009 and far exceeded the target goal, as measured for incentive purposes. Cash flow was $165 million and $120 million in Europe and Asia Pacific, respectively, both exceeding the target goal.

Messrs. Drake and Skröder were also a participants in Gainsharing Programs, under which there was no payout in 2010 for Mr. Drake and a $333,333 payout for Mr. Skröder based on achievement against aggressive 2010 goals. Based on the 2010 performance of the Company and the segments over which Messrs. Drake and Skröder have responsibility, Mr. Drake’s actual cash compensation of $647,019 fell short of his target cash compensation of $920,070, and Mr. Skröder’s actual cash compensation of $1,503,617 exceeded his target cash compensation of $1,186,015.

Over the past several years, the Company has altered its pay practices to further emphasize pay-for-performance principles and to further align the interest of shareholders and executives, including adding a double-trigger to change-in-control agreements whereby a payment upon change of control occurs only if the executive’s employment is also terminated, eliminating tax gross-ups for future change-in-control agreements, and adopting a claw back policy. At its 2010 annual meeting of shareholders, the Company requested an advisory vote from its shareholders regarding the Company’s executive compensation programs. Approximately 97% of the votes cast were in favor of the executive compensation program. Since that vote, there have been no significant changes to the executive compensation program that was approved by the Company’s shareholders in 2010.

Objectives

The Compensation and Management Development Committee of the Board of Directors (the “Committee”) believes that the following objectives for the executive compensation program best serve the needs of the Company’s shareholders:

•

Emphasize pay-for-performance through variable compensation plans addressing short-term, mid-term and long-term performance—namely, the AIP, Gainsharing and Performance Share Programs and stock options.

•	Include elements that directly align management compensation with long-term shareholder value creation.

•	Provide a balance between rewarding for share price improvement and the financial drivers of share price, while managing risk and providing flexibility.

•	Measure financial drivers that are consistent with the Company’s business strategies and outcomes as described in the table below.

•	Provide adequate fixed compensation, with limited use of executive perquisites, and a total compensation opportunity to attract and retain high quality executives.

The table below summarizes the executive compensation programs, taking into consideration strategic and operational impact.

Program	Measures used to Determine Amount of Compensation / Reward	Focus	Strategic and Operational Impact
Base salary, benefits, retirement programs and perquisites	– External Marketplace	– Short-term	Provide the foundation for attracting, motivating and retaining top executive talent

Annual Incentive Program*	– Net Income – Segment Profit – Cash Flow	– Short-term	Drive revenue, profitability and cash flow growth in all markets and groups of markets

Gainsharing Programs*	– Segment Profit – Sales – Cash Flow	– Mid-term	Drive additional penetration or performance in key, high growth and/or emerging markets and groups of markets

Equity Programs*			Drive long-term shareholder return

– Performance Share	– Free Cash Flow – EPS	– Mid-term

– Stock Options	– Stock Price	– Long-term

*	The external marketplace is used to determine the appropriate level of opportunity under an award.

Risk Discussion

The Committee has determined, with the assistance of its independent compensation consultant, Aon-Hewitt, that the elements of the Company’s compensation system do not encourage excessive risk taking that are reasonably likely to have a material adverse effect on the Company. This determination has taken into account the following design elements of the Company’s compensation programs, policies and practices: mixture of cash and equity compensation; mixture of performance time horizons; use of multiple transparent financial metrics; use of capped awards; use of required stock ownership amounts at senior management levels; a broad clawback policy; and a rigorous auditing, monitoring and enforcement environment. Refer to the Risk Oversight section of this document on page 7 for additional discussion.

Compensation Benchmarking

For compensation benchmarking purposes, the market is defined as a combination of a comparator peer group (“Comparator Peer Group”) made up of companies selected by the Committee, in consultation with its compensation consultant, and general industry executive compensation survey data described below.

Each of the Comparator Peer Group data and the general industry executive compensation survey data is weighted 50 percent. Companies included in the Comparator Peer Group are public companies with revenues of between $0.9 and $10.4 billion, median revenues of $3.1 billion, and a median fiscal year-end market capitalization of $3.7 billion. The comparable 2009 revenue and fiscal year-end market capitalization of the Company were $2.1 billion and $2.9 billion, respectively. The number of participating companies in the general industry executive compensation survey data varied by survey source and ranged between 100 and 500 companies and have revenue brackets similar to the Company, generally between $1 and $3 or $5 billion. The Committee removed Black & Decker from the 2010 Comparator Peer Group since it had been acquired by another company.

Companies were selected as peers based on similarities in operational focus, industry, and complexity (as measured by revenues, percentage of revenues outside the U.S. and, to a lesser extent, market capitalization), and peer group companies are reviewed annually by the Committee for continued appropriateness.

Peer group companies represent:

•	Product lines in household durables and nondurables, personal products including beauty and consumer goods including plastic products;

•	Companies that operate using a direct-selling distribution method; and

•	Food and beverage companies offering branded products.

The Committee believes that these criteria represent the businesses in which the Company is engaged or against which it competes for executive talent. The 23 companies that made up the Comparator Peer Group in 2010 were as follows:

•

Consumer Products Companies: AptarGroup, Inc., Church & Dwight Co, Inc., Clorox Co., Energizer Holdings, Inc., Fortune Brands Inc., Jarden Corp., Newell Rubbermaid, Inc., Pactiv Corporation, Snap-on Inc., Tiffany & Co., Williams-Sonoma Inc.;

•	Beauty Companies: Alberto Culver Co., Elizabeth Arden, Inc., Estée Lauder Companies;

•	Direct Selling Companies: Avon Products, Inc., Blyth, Inc. (Party Lite), Herbalife Ltd., Nu Skin Enterprises, Inc., and

•	Food and Beverage Companies: Burger King Holdings Inc., Campbell Soup Co., Dr. Pepper Snapple Group Inc., Hain Celestial Group Inc., McCormick & Company, Inc.

The total compensation packages for the CEO and COO are targeted to approximate the 75th percentile and 60th percentile of the market, respectively. The total compensation packages for all other officers, including the remaining NEOs, are targeted to approximate the median level of the market in 2010. CEO and COO compensation opportunities are targeted above the median of the market due to the experience and abilities of these individuals. The CEO’s seasoned experience in the global direct selling industry and experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products, places the Company at risk, as he is seen as a viable candidate to manage a much larger business. The COO’s compensation is positioned above the median of the market due to his seasoned experience in managing complex, day-to-day global operations.

The Board considers CEO pay in relation to the pay of the COO. The Committee determined, with the assistance of its compensation consultant, that an appropriate ratio of total compensation of the CEO to that of the COO is between 2 and 3 times higher, which was the case with respect to 2010 compensation.

All elements of salary and incentive compensation except Gainsharing Programs are materially affected by the benchmarking process. In addition to benchmarking executive compensation to the external market, management provides to the Committee individual tally sheets that provide a complete picture of each executive’s current and historical compensation elements. Gainsharing Programs are not included in the benchmarking process since these programs are intended to incentivize extraordinary performance above and beyond what benchmarked compensation is intended to deliver. Gains from past equity and long-term cash incentives are also not factored into the establishment of target compensation or other remuneration programs, such as for retirement. While most of the Company’s incentive compensation programs are targeted to the external market, compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted market level.

Annual Salary and Incentives

Factors considered in setting executive compensation are: (a) level and scope of responsibility; (b) impact upon the business; (c) market competitiveness of compensation; and (d) Company goals. The primary elements of short-term cash compensation are base salary and bonus under the AIP.

Annual base salary is a key element in attracting and retaining executives. Market competitiveness is an important element in both setting and increasing base salary levels, while individual performance influences annual merit increases. A Company-wide merit increase budget is determined annually taking into consideration market trends, expectations and inflation. In 2010 and 2011, the Committee approved a merit increase budget of 3.0 percent. Salary adjustments in addition to merit increases may be made based on positioning relative to the external market and/or job changes during the year. Mr. Goings and Mr. Poteshman received additional adjustments to base salary in 2010 and/or in 2011 in order to better align their base salary to the external market.

The following merit increases and market adjustments were awarded:

NEO	2010 Merit Increase	2010 Market Adjustment	2011 Merit Increase	2011 Market Adjustment
Goings	3.0%	2.0%	3.0%	—
Hemus	3.3%	—	3.5%	—
Poteshman	3.3%	8.9%	3.1%	2.0%
Drake	3.6%	—	3.0%	—
Skröder	2.0%	—	2.6%	—

AIP: Design

The AIP is a broad-based employee program emphasizing pay-for-performance by rewarding participants for short-term financial performance. AIP payout targets are established based on job level and are benchmarked to the external marketplace. Incentive payout targets by position are: 120 percent of CEO annual salary, 100 percent of COO annual salary, and 55 percent of the remaining NEO annual salaries. In 2011, Mr. Poteshman’s incentive payout target was increased to 65 percent for competitive purposes. AIP payout opportunity for target achievement is 110 percent of the target award. Of this target award, 75 percentage points is based on an income measure and 35 percentage points is based on a cash flow measure. This design was implemented in order to emphasize the importance of driving cash flow. AIP also includes performance goals at a threshold and maximum achievement levels with payout opportunity at 55 percent and 220 percent of the target award, respectively.

2010 AIP: Performance Goals

AIP goals are set in consideration of a wide range of factors, including Comparator Peer Group performance, Company trends, analysts’ expectations, and the external environment. Generally “threshold” goals are set at levels consistent with past performance, albeit at a below target payout level. “Target” goals are set at solid increases over past results, but still achievable. “Maximum” goals require outstanding performance for full payout.

In 2010, net income for incentive purposes was $234.9 million, versus $200.8 million in 2009, measured on a comparable basis at constant foreign exchange rates, and target and maximum level goals were $219.7 million and $232.1 million, respectively. Target net income was 9.4 percent higher than 2009 actual results, and in conjunction with a targeted tax rate of 25 percent that was higher than the 2009 tax rate achieved for incentive purposes of 22 percent, included an 11.5 percent increase in pre-tax income. The $232.1 million maximum net income goal was 15.6 percent higher than 2009 actual net income and included a 17.8 percent increase in pre-tax income and the same 25 percent target tax rate. Company cash flow as measured for incentive purposes was $245.7 million, versus target and maximum level goals of $211.7 million and $220.4 million, respectively. Net income and cash flow were measured at the foreign currency exchange rates used to set the goals and excluded unusual items, as described below.

The AIP awards for NEOs who hold corporate-wide positions are based entirely on consolidated net income and cash flow, while AIP awards for other NEOs are based in part on consolidated results and in part on their respective business unit’s segment profit and cash flow results. This design element ties a portion of the incentive compensation to the performance of the NEO’s area of responsibility while ensuring the NEO’s focus on overall Company objectives.

The segment profit increase and cash flow amount required for target payout for Mr. Drake’s operating segment were 8 percent and $160.5 million, respectively, and the segment profit increase and cash flow achieved were 4 percent and $164.5 million, respectively. The segment profit increase and cash flow amount required for target payout for Mr. Skröder’s operating segment were 12 percent and $98.8 million, respectively, and the amount of segment profit increase and cash flow achieved were 19 percent and $119.5 million, respectively.

The Committee may adjust goals during the performance period on a pro-rata basis if an executive’s job significantly changes. No adjustments were made in 2010.

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and costs to modify the Company’s capital structure. The goals and achievement under the AIP are measured at constant foreign currency exchange rates. The adjustments to U.S. GAAP results set forth below are for the same items for which the Company presented its results “excluding items” in its earnings release on February 1, 2011.

	2010	2009	Change
GAAP net income	225.6	175.1	29%
Adjustment to state at 2010 incentive exchange rates	(3.0)	(18.3)
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(0.2)	(21.9)
Amortization of intangibles of acquired beauty units	3.9	5.1
Impairment of goodwill and intangible assets	4.3	28.1
Re-engineering and impairment charges	7.7	8.0
Tax impact of pro forma items	(3.3)	1.7

Performance for incentive purposes	234.9	177.7	32%

The Company’s 2009 net income performance for incentive purposes, restated at the foreign exchange rates used measure 2010 performance, was $200.8 million resulting in a 17% increase when measured in constant currency.

The following chart shows the 2010 AIP goals, achievement against goals, and final incentive payouts to each of the NEOs. Award amounts are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Name	Year End Base Salary	Target %	Incentive Measure(s)	Weight of Measure	Thresh- hold ($Mil)	Target ($Mil)	Maximum ($Mil)	Achieve- ment ($Mil)	Award Payout Factor	Award Amount
E.V. Goings	$1,050,000	120%	Company Net Income	75%	$207.2	$219.7	$232.1	$234.9	200%	$1,890,000
			Company Cash Flow	35%	203.0	211.7	220.4	245.7	200%	882,000
										2,772,000

Simon C. Hemus	620,000	100%	Company Net Income	75%	$207.2	$219.7	$232.1	$234.9	200%	$930,000
			Company Cash Flow	35%	203.0	211.7	220.4	245.7	200%	434,000
										1,364,000

Michael S. Poteshman	415,000	55%	Company Net Income	75%	$207.2	$219.7	$232.1	$234.9	200%	$342,375
			Company Cash Flow	35%	203.0	211.7	220.4	245.7	200%	159,775
										502,150

R. Glenn Drake	357,000	55%	Company Net Income	25%	$207.2	$219.7	$232.1	$234.9	200%	$98,175
			Group Segment Profit	50%	153.5	163.5	172.7	158.1	73%	71,663
			Group Cash Flow	35%	153.5	160.5	167.0	164.5	162%	111,613
										281,451

Christian E. Skröder	528,114	55%	Company Net Income	25%	$207.2	$219.7	$232.1	$234.9	200%	$145,231
			Group Segment Profit	50%	90.7	100.6	106.1	106.7	200%	290,463
			Group Cash Flow	35%	91.8	98.8	102.6	119.5	200%	203,324
										639,018

Payout formula: Year End Base Salary x Target Percent x Weight of Measure x Award Payout Factor

Mid- and Long-Term Incentives

A primary objective of the Company’s compensation program is to align executive interest with long-term shareholder value creation. Emphasizing mid- and long-term compensation creates this alignment. The Company provides such compensation opportunities to NEOs in the form of performance-based cash and equity incentives with the objective of supporting development and execution of long-term operational and strategic plans.

Gainsharing Programs

NEOs, other than the CEO, COO and CFO, may participate in mid-term Gainsharing Programs. Messrs. Drake and Skröder each currently participate in a three-year Gainsharing Program, with non-overlapping award cycles.

Overall program goals are established for a three-year cumulative result, and include two interim goals for annual earnings opportunity. While interim annual payments may or may not be paid, final payments of awards are made only after the three-year cumulative goals are met. Segment profit serves as the primary performance measure under Messrs. Drake’s and Skröder’s Gainsharing Programs. Company sales and cash flow serve as “tripwire” measures. Segment profit used for the first interim performance goal is set at least equal to the maximum objective of the AIP for that year and seeks to drive significant profit growth above that level for future years of the program. Segment profit is measured at the foreign exchange rates used to set the goals and excludes the same items as outlined above for the AIP. Maximum earnings opportunity under these Gainsharing Programs is $1 million.

The following chart shows Gainsharing Program goals for program cycles that included the year 2010, achievement against goals, and incentive payout to NEOs. Award amounts, if earned, are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Name	Performance Period	Performance Measures / Tripwires	2010 Goals ($Mil)(a)	Achievement ($Mil)(a)	Award Amount ($)
R. Glenn Drake	2010 - 2012	Group Segment Profit	$172.7	$158.1
		Tripwire: Group Sales	875.7	854.4	$0
		Tripwire: Group Cash Flow	160.5	164.5

Christian Skröder	2009 - 2011	Group Segment Profit	106.1	106.7
		Tripwire: Group Sales	501.4	554.5	333,333
		Tripwire: Group Cash Flow	98.8	119.5

Segment profit and sales achievements are measured at the foreign exchange rates used to set the goals and exclude unusual items. The cash flow tripwire is the same as the current year’s AIP target goal.

For Gainsharing Programs beginning in 2011, goals will be based on incremental annual profit over the best performance year of the program, starting with a baseline performance goal initially set at the AIP maximum goal for that year. Performance is measured for each full-year of the program and awards, if earned, are accrued and paid after the end of the three-year performance cycle.

Equity Programs

The Committee grants annual stock-based incentive awards to NEOs in order to align their interests with those of the Company’s shareholders and to drive long-term performance. In 2010, NEOs received awards in the form of stock options and performance shares. Target awards were determined based on the level of the participant and by competitive comparisons described under Compensation Benchmarking. Dividends on performance share grants are only paid when required performance has been achieved and shares vested.

Stock Option Program

In 2010, a stock option grant was made to each of the NEOs that was weighted at 60 percent of the equity incentive target award value. Stock options require favorable Company performance in order to create value in the underlying common stock. Stock options represent a majority of total equity incentive value because the Company views stock options as the best vehicle to incentivize management to take the actions that will lead to stock price appreciation over the long-term. Stock options are granted annually, typically after the release of third-quarter results.

Performance Share Program

Select key senior executives are eligible for participation in the Performance Share Program, a three-year stock-based performance program with overlapping award cycles. The Performance Share Program provides incentive opportunity based on the overall success of the Company, as reflected through increases in free cash flow and earnings per share. In 2010, all NEOs participated in the program. The Performance Share Program target award represents 40 percent of each NEO’s 2010 equity incentive target award value. Awards are based upon a pre-defined number of performance share units. The number of units earned can vary from no payout for below threshold performance to 150 percent of target for maximum performance. This program provides a mid-term performance horizon to financial measures and goals initially established under the AIP, and pays out in shares, creating additional alignment with shareholder interests.

Earnings per share and free cash flow are measured the same way as under the AIP, i.e., in constant currency and excluding certain unusual items as described above. The measures include a net income goal equal to the target goal under the AIP, converted to earnings per share using the number of diluted shares as of the start of the program. Earnings per share used for each of the following two years in arriving at the target under the program are typically higher than the prior year by a single digit percentage. The target free cash flow goal is set using the same target cash flow goal as in the AIP for the first year of the program, with the amounts used for the subsequent years increased from that amount by the same percentage as for the earnings per share goal.

As with the AIP, performance under the Performance Share Program is measured at the same currency rates at which the goals were set. The 2008 – 2010 Performance Share Program had a target goal of cumulative earnings per share of $7.94, and a cumulative free cash flow target goal of $500.5 million. In addition to target free cash flow and earnings per share goals, the plan included threshold and maximum goals where the threshold was approximately 10 percent below and the maximum approximately 10 percent higher than the target goal. Performance targets used for this program in the 2008 – 2010 cycle for all NEOs are set forth below.

2008 - 2010 Performance Share Program Goals	3-Year Cumulative Earnings Per Share	3-Year Cumulative Free Cash Flow
Threshold	$7.15	$450.4
Target	7.94	500.5
Maximum	8.73	550.6

Actual performance under the program was cumulative earnings per share of $10.33 and cumulative free cash flow of $546.2 million resulting in near maximum payouts of 148 percent of target.

Under the 2008 – 2010 Performance Share Program, Mr. Goings earned 36,950 shares of stock, Mr. Hemus earned 14,780 shares of stock, and Messrs. Poteshman and Drake earned 7,390 shares of stock. Mr. Skröder was not a participant in the program, as he was not eligible at the time the award was granted.

Stock Ownership

The Committee requires all NEOs to acquire and hold an amount of Company stock equal to a multiple of annual salary. The CEO’s multiple is five times annual salary and the remaining NEOs’ multiples are three times annual salary. NEOs may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. All NEOs are in compliance with the Company’s stock ownership requirements.

Health and Welfare Plans and Perquisites

The NEOs receive certain health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. In November 2010, the Committee restricted participation in the executive life insurance program, which provides an additional coverage amount equal to one year’s salary, to only those executives appointed on or before January 1, 2011. Thereafter, the program will not be available to new participants.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contribution on certain charitable gifts, financial and tax planning, and for the CEO and COO annual country club membership dues. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating general market data.

Expatriate Benefits

NEOs on long- or short-term international assignments receive certain expatriate benefits. Expatriate benefits are provided to offer protection to employees, including NEO’s, from personal financial losses resulting from international assignments. Expatriate benefits fall into the following categories: goods and services, housing, income taxes, and reserve. The Company’s philosophy is that an expatriate’s reserve (or savings) should remain unaffected by an international assignment, thus allowances may be made for tax services, storage, home leave, language training, relocation costs, immigration fees, and other items that may be considered on a case-by-case basis.

Retirement and Savings Plans

Plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan (which was frozen in 2005), a qualified retirement savings plan (401(k)) and a supplemental retirement savings plan. Mr. Skröder, as an employee based in Switzerland, participates in a separate pension plan in lieu of the programs for U.S.-based employees. The CEO also participates in a supplemental executive retirement plan (“SERP”),which was introduced in 2003 as an important retention element of the CEO’s total compensation. No additional SERPs have been or are intended to be implemented. Pursuant to the Company’s Executive Deferred Compensation Plan and Select Deferred Compensation Plan certain executives, including NEOs based in the United States, may defer compensation. All plans are discussed in detail in the Pension Benefits and 2010 Non-Qualified Deferred Compensation sections.

Change-in-Control and Severance Agreements

The Company has entered into change-in-control agreements with its NEOs. These agreements, which have been designed by the Committee with the advice of Aon Hewitt, are, in the event of a change-in-control, in lieu of the benefits offered under the Company’s severance policy generally applicable to U.S.-based employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide that in the event of a threatened change-in-control, adequate retention devices would be in place to assure that senior management continued to operate the business through the conclusion of a change-in-control transaction. This program serves to attract executives by providing a competitively designed element of executive compensation.

In addition, the Company entered into a severance agreement in 2003 with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without “cause” by the Company or terminated by the CEO with “good reason,” each as defined in the agreement. Other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would reduce on a dollar-for-dollar basis any amounts paid under his change-in-control arrangement. The Committee deemed such an agreement, including the level of benefit paid, to be appropriate in the market and to serve as a useful retention device for the CEO. In keeping with good governance practices, the Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control).

Administration and Oversight

The Committee establishes and oversees the Company’s compensation program within the context of its objectives. The Company’s Senior Vice President of Human Resources and CEO recommend all officer-level compensation actions, both equity and non-equity in nature, except with respect to the CEO. Recommendations are made consistent with the methodology discussed under Compensation Benchmarking, Annual Salary and Incentives and Mid- and Long-Term Incentives sections. The Committee reviews these recommendations as well as specific salaries and incentive programs for corporate officers. Based on this review, the Committee recommends for the approval of the full Board of Directors salaries and annual incentive opportunities for executive officers at or above the level of senior vice president, including the NEOs. The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s compensation consultant, and is approved by the independent directors on the full board.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code establishes certain requirements in order for compensation exceeding $1 million earned by NEOs to be deductible. The Company’s executive compensation programs have been structured to comply with Section 162(m) and the Company believes that actions regarding compensation paid, or to be paid, to executive management have also complied with Section 162(m). However, the Committee may forego deductibility under Section 162(m) if it believes a particular compensation program, payment or action is consistent with the overall best interests of the Company and its shareholders. The Committee reserves the right to adjust any formula-based amount that, in its judgment, is inappropriate in light of overall results and circumstances.

Recapture of Awards and Payments

The Company has a so-called “clawback” policy, under which any previous cash payment, deferral of cash payment, or delivery of common stock for any incentive compensation award payout shall be subject to recovery for a triggering event. A triggering event is the misstatement of the Company’s previously reported financial results due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. In 2010, no such recovery occurred.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2010 fiscal year and in this 2011 proxy statement. Members of the Committee are:

Joyce M. Roché, Chair

Joe R. Lee

Antonio Monteiro de Castro

David R. Parker

J. Patrick Spainhour

M. Anne Szostak

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 25, 2010, December 26, 2009 and December 28, 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
E. V. Goings.	2010	$1,057,759	$0	$1,209,823	$2,197,743	$2,772,000	$4,053,888	$631,191	(6)	$11,922,405
Chairman & CEO	2009	1,018,222	0	3,698,982	2,128,225	2,640,000	4,171,916	395,764		14,053,109
	2008	1,012,592	0	934,750	1,304,281	4,035,218	1,748,870	455,995		9,491,706

Simon C. Hemus	2010	623,318	0	483,701	751,694	1,364,000	n/a	252,256	(7)	3,474,969
President & COO	2009	610,141	0	2,167,396	994,443	1,320,000	n/a	176,495		5,268,475
	2008	608,538	0	373,900	365,210	1,129,613	n/a	221,704		2,698,965

Michael S. Poteshman	2010	421,867	0	201,256	347,177	502,150	19,854	108,941	(8)	1,601,245
EVP & CFO	2009	386,298	0	137,578	314,939	447,700	11,562	94,585		1,392,663
	2008	379,860	0	186,950	194,870	491,807	7,360	92,537		1,353,384

R. Glenn Drake	2010	365,568	0	188,678	289,053	281,451	51,157	584,846	(9)	1,760,753
Group President, Europe, Africa and the Middle East	2009	356,227	0	119,784	294,190	1,416,985	34,344	547,560		2,769,091
	2008	353,680	0	186,950	169,512	410,055	20,107	479,047		1,619,351

Christian Skröder	2010	531,266	0	171,525	289,053	972,351	224,960	965,921	(10)	3,155,077
Group President, Asia Pacific	2009	464,267	242,994	119,784	454,481	913,947	195,618	279,991		2,671,083
	2008	384,842	0	0	169,512	574,453	172,614	72,743		1,374,163

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan. Mr. Skröder’s salary is converted to U.S. dollars from Swiss francs using the year-end exchange rate for each year reported, 0.90 dollars per franc for 2008, 0.96 for 2009, and 1.04 for 2010.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). A portion of awards listed above are subject to performance conditions and are reported in the table based on target achievement. Assuming that the highest level of performance conditions will be achieved, for fiscal year 2010, the grant date fair value for each NEO would be as follows: Mr. Goings, $1,814,735; Mr. Hemus, $725,551; Mr. Poteshman, $301,884; Mr. Drake, $283,016 and Mr. Skröder, $257,288. The assumptions used in the valuations may be found in Note 15 of the Company’s 2010 Annual Report on Form 10-K.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant-date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 15 of the Company’s 2010 Annual Report on Form 10-K.

(4)	Amounts for 2010 were paid in February 2011.

(5)

Amounts represent the actuarial increase in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in the Company’s pension plans. Mr. Skröder is not a U.S.-based executive and, therefore, is not eligible to participate in the U.S. plans; instead, he is a participant in the Fondation Collective LPP de la Rentenanstalt (the “TEAM Pension Plan”). The following table includes the actuarial increase in the present value of the NEO’s benefit by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	TEAM Pension Plan		Total
E. V. Goings	$29,920	$140,865	$3,883,103	$	n/a	$4,053,888
Simon C. Hemus	n/a	n/a	n/a		n/a	n/a
Michael S. Poteshman	14,716	5,138	n/a		n/a	19,854
R. Glenn Drake	34,935	16,222	n/a		n/a	51,157
Christian Skröder	n/a	n/a	n/a		224,960	224,960

The increases reported above are a result of increases in final average earnings, age, and additional years of service, as well as decreases in the effective long-term lump sum conversation interest and pre-retirement discount rates.

(6)

For Mr. Goings, All Other Compensation includes executive perquisites provided by the Company, including club dues, Company car, Company matching contributions on charitable gifts, and financial and tax services, that are based upon actual amounts paid by the Company to Mr. Goings, as well as dividends on performance shares vested in 2010 and restricted stock granted prior to the Company adopting its current policy on payment of dividends ($260,200), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($309,185).

(7)

For Mr. Hemus, All Other Compensation includes executive perquisites provided by the Company, including club dues, car allowance, and executive physical, which are based upon actual amounts paid by the Company to Mr. Hemus, as well as dividends on performance shares vested in 2010 ($40,050), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($152,204).

(8)

For Mr. Poteshman, All Other Compensation includes executive perquisites provided by the Company, including car allowance, executive physical, and financial and tax services, which are based upon actual amounts paid by the Company to Mr. Poteshman, as well as dividends on performance shares vested in 2010 ($10,013), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($59,314).

(9)

For Mr. Drake, All Other Compensation includes executive perquisites provided by the Company, including car allowance, executive physical, financial and tax services, and expatriate benefits ($463,722 as detailed in the table below, of which $8,077 represents reimbursement of associated taxes), which are based upon actual amounts paid by the Company to Mr. Drake, as well as dividends on performance shares vested in 2010 ($20,025), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($56,394).

Benefit Type	Benefit Amount
Good and Services	$34,967
Housing	65,459
Income Tax	271,567
Tax Gross-Up	8,077
Reserve	83,652

Total	$463,722

(10)

For Mr. Skröder, All Other Compensation includes executive perquisites provided by the Company, including expatriate benefits ($858,362 as detailed in the table below), which are based upon actual amounts paid by the Company to Mr. Skröder, as well as life insurance premiums ($13,587), and contributions provided by the Company pursuant to the TEAM Pension Plan ($93,973).

Benefit Type	Benefit Amount
Goods and Services	$18,381
Housing	131,959
Income Taxes	668,464
Reserve	39,556

Total	$858,362

Mr. Skröder exercised stock options in the amount of $4.7 million during 2010 necessitating tax payments by the Company in both home and host countries. Hypothetical taxes were withheld for a portion of the tax obligation and the final tax obligation required of Mr. Skröder will be determined in 2011. It is expected that Mr. Skröder will payback a significant portion of tax payments made on his behalf and the amount reflected above is not a true representation of compensation to be ultimately paid by the Company.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2010.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E. V. Goings
Chairman & CEO
Annual Incentive Plan	n/a	$693,000	$1,386,000	$2,772,000
Performance Share Program	2/18/2010				6,613	26,450	39,675			$1,209,823
Stock Option	11/4/2010							139,900	$47.31	2,197,473

Simon Hemus
President & COO
Annual Incentive Plan	n/a	341,000	682,000	1,364,000
Performance Share Program	2/18/2010				2,644	10,575	15,863			483,701
Stock Option	11/4/2010							47,850	47.31	751,694

Michael S. Poteshman
EVP & CFO
Annual Incentive Plan	n/a	125,538	251,075	502,150
Performance Share Program	2/18/2010				1,100	4,400	6,600			201,256
Stock Option	11/4/2010							22,100	47.31	347,177

R. Glenn Drake
Group President, Europe, Africa and the Middle East
Annual Incentive Plan	n/a	107,993	215,985	431,970
Gainsharing Program	n/a		1,000,000
Performance Share Program	2/18/2010				1,031	4,125	6,188			188,678
Stock Option	11/4/2010							18,400	47.31	289,053

Christian Skröder
Group President, Asia Pacific
Annual Incentive Plan	n/a	159,755	319,509	639,018
Performance Share Program	2/18/2010				938	3,750	5,625			171,525
Stock Option	11/4/2010							18,400	47.31	289,053

(1)	Represents the range of possible future payouts under the AIP and with respect to Mr. Drake, his 2010 – 2012 Gainsharing Program. Mr. Skröder’s Gainsharing Program commenced in 2009 and, accordingly, is not included in the 2010 Grants of Plan-Based Awards table.

(2)	Represents the number of performance shares awarded under the 2010-2012 Performance Share Program.

(3)	Represents stock options awarded under the 2010 Incentive Plan. Option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on the first, second, and third anniversaries of the grant date and have a 10-year term.

(4)	Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions is calculated based on target achievement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table provides information regarding outstanding equity awards held by each of the NEOs as of fiscal year-end.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	130,000			$20.65	9/24/2011
	172,100			16.23	11/5/2012
	75,700			14.63	11/18/2013
	75,700			18.23	11/16/2014
						100,000	(1)	$4,821,000
	127,500			23.49	11/16/2015
	127,500			20.83	11/1/2016
	117,000			33.77	11/1/2017
						36,950	(2)	1,781,360
	157,733	78,867	(3)	17.54	11/18/2018
	14,866	29,734	(5)	17.36	2/16/2019
						150,000	(6)	7,231,500
									94,613	(7)	$4,561,269
	42,483	84,967	(8)	48.30	11/17/2019
									69,675	(9)	1,912,732
		139,900	(10)	47.31	11/3/2020

Simon C. Hemus	47,900			33.77	11/1/2017
						14,780	(2)	712,544
	22,083	22,084	(3)	17.54	11/18/2018
		29,734	(5)	17.36	2/16/2019
						100,000	(6)	4,821,000
									37,275	(7)	1,797,028
	16,983	33,967	(8)	48.30	11/17/2019
									15,863	(9)	764,731
		47,850	(10)	47.31	11/3/2020

Michael S. Poteshman	13,000			16.23	11/5/2012
	20,000			14.63	11/18/2013
	2,000			18.23	11/16/2014
	15,000			23.49	11/16/2015
	16,000			20.83	11/1/2016
	31,000			33.77	11/1/2017
						7,390	(2)	356,272
	23,566	11,784	(3)	17.54	11/18/2018
									11,888	(7)	573,096
	7,083	14,167	(8)	48.30	11/17/2019
									6,600	(9)	318,186
		22,100	(10)	47.31	11/3/2020

R. Glenn Drake	3,200			18.23	11/16/2014
	4,000			23.49	11/16/2015
	16,000			20.83	11/1/2016
	22,200			33.77	11/1/2017
						7,390	(2)	356,272
	20,500	10,250	(3)	17.54	11/18/2018
									10,350	(7)	498,974
	6,616	13,234	(8)	48.30	11/17/2019
									6,188	(9)	298,299
		18,400	(10)	47.31	11/3/2020

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Christian Skröder	36,800			20.65	9/24/2011
	20,000			16.23	11/5/2012
	7,100			14.63	11/18/2013
	4,000			18.23	11/16/2014
	3,000			23.49	11/16/2015
	3,000			20.83	11/1/2016
	7,700			33.77	11/1/2017
	20,500	10,250	(3)	17.54	11/18/2018
	9,550	19,100	(4)	21.14	1/25/2019
								10,350	(7)	498,974
	6,016	12,034	(8)	48.30	11/17/2019
								5,625	(9)	271,181
		18,400	(10)	47.31	11/3/2020

(1)	Shares vested on 1/1/2011.

(2)	Performance shares pursuant to the 2008 - 2010 Performance Share Program. Number of shares is at 148% of target achievement level and they vested on 2/14/2011.

(3)	Option vested on 11/19/2011.

(4)	Option vested or will vest in two equal annual installments beginning 1/26/2011.

(5)	Option vested or will vest in two equal annual installments beginning 2/17/2011.

(6)	Time-vested restricted stock will vest on 12/31/2014 and 3/7/2014 for Messrs. Goings and Hemus, respectively.

(7)	Performance shares pursuant to the 2009 - 2011 Performance Share Program. Number of shares is at 150% of target achievement level and will vest in February 2012 if performance conditions are met.

(8)	Option will vest in two equal annual installments beginning 11/18/2011.

(9)	Performance shares pursuant to the 2010 - 2012 Performance Share Program. Number of shares is at 150% of target achievement level and will vest in February 2013 if performance conditions are met.

(10)	Option will vest in three equal annual installments beginning 11/4/2011.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table sets forth stock option exercises and stock vested for the NEOs for the year ended December 25, 2010.

	Option Awards		Stock Awards (1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
E.V. Goings	45,000	$907,200	60,000	$2,744,400

Simon C. Hemus	51,749	1,790,164	15,000	686,100

Michael S. Poteshman	10,400	284,691	3,750	171,525

R. Glenn Drake	32,700	949,414	7,500	343,050

Christian Skröder	170,700	4,732,237	—	—

(1)

Stock awards vested are pursuant to the 2007 - 2009 Performance Share Program. Mr. Skröder was not a participant in this program. Dividends were paid on performance shares that vested in 2010 and, in the case of Mr. Goings, restricted stock that was granted prior to the Company adopting its current dividend policy. Dividend amounts are included under All Other Compensation in the Summary Compensation Table.

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 25, 2010.

2010 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)(2)	Present value of accumulated benefit ($)(3)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	$287,323	$0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	1,352,753	0
	Supplemental Executive Retirement Plan (SERP)	18	17,969,226	0
Simon C. Hemus(4)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	87,669	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	30,607	0
R. Glenn Drake	Tupperware Brands Corporation Base Retirement Plan	21	279,774	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	21	129,910	0
Christian Skröder	TEAM Pension Plan	22	3,056,482	0

(1)	All participating NEOs except Mr. Poteshman are currently eligible for retirement under each of the plans reported in the table.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan, the number of years of credited service are less than actual years of service because the plans were frozen in 2005.

(3)

The assumptions used for such present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 14 in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010.

(4)	Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. Prior plan participation benefits are for years prior to 1989 when the percentage factor was less than 1 percent. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75  percent or 100 percent.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

Supplemental Executive Retirement Plan (SERP)

The CEO also participates in a SERP, which provides for benefits of 3 percent of final average SERP pay multiplied by the credited years of service up to twenty years. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus bonus, during the last five years of credited service. The benefit under this SERP is reduced by other Company retirement plan obligations received under the BRP, the Retirement Savings Plan and the Supplemental Plan, and will be paid out upon retirement in a lump sum. The material factors used to determine the present value of the CEO’s accumulated benefit are a 5 percent effective long-term lump sum conversion interest rate and a 3.25 percent pre-retirement discount rate and a normal retirement date. The CEO has 18 years credited service under the SERP, and the present value of his accumulated benefit as of the end of 2010 was $17,969,226, after offsetting other Company benefits. However, the actual retirement date of the CEO has not been determined.

TEAM Pension Plan

Under the TEAM Pension Plan, Mr. Skröder will receive an annual payment for each year of service equal to 1.75 percent of pay of the average of the best five salaries in the final ten years prior to retirement. Compensation covered by the TEAM Pension Plan includes salary plus annual cash incentive, but does not include any overtime, commissions or occasional premiums. Mr. Skröder has 22 years credited service under the plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefit payable upon retirement at normal retirement age for Mr. Skröder is $237,119. The estimate uses a formula that considers participation in the TEAM Pension Plan and any predecessor plan formula. Upon retirement, Mr. Skröder may elect to receive the benefit in the form of a (1) single payment; (2) annuity option with a 60% widow’s pension; or (3) a mix between a capital payment and annuity as just described.

2010 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for annual incentive payout deferral and in December prior to the start of each year for salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 31, 2010 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	0.06%
Fidelity U.S. Bond Index Fund	6.29%
Spartan® Extended Market Index Fund	28.58%
Spartan® 500 Index Fund	14.98%
Spartan® International Index Fund	7.70%

An executive may elect an in-service distribution under the EDCP. He or she must specify at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date. Prior to distribution, the deferred amounts, along with any accrued investment gains or losses, are general obligations of the Company.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Hemus as a result of termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account is adjusted as of the last day of each calendar year to reflect the blended rate of return of the Tupperware Brands Corporation Retirement Savings Plan fixed income fund, which for 2010, due to an investment fund replacement, includes one month of the Managed Income Portfolio investment and eleven months of the SEI Stable Asset Fund. The annual rate of return for 2010 was 0.73 percent. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible after his departure from the Company.

Supplemental Plan (Defined Contribution Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that would exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts equals the blended rate of return of the Tupperware Brands Corporation Retirement Savings Plan fixed income fund, which for 2010, due to an investment fund replacement, includes one month of the Managed Income Portfolio investment and eleven months of the SEI Stable Asset Fund. The annual rate of return for the calendar year ended December 31, 2010, as reported by Fidelity Investments, the administrator of the plan, was 0.73 percent. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

The following table sets forth the deferred compensation activity under the EDCP, SDCP and the defined contribution portion of the Supplemental Plan, if any, for the Company’s NEOs as of and for the fiscal year ended December 25, 2010. Mr. Skröder was not eligible to participate in the deferred compensation plans.

2010 NON-QUALIFIED DEFERRED COMPENSATION TABLE (1)

Name	Plan Name	Executive Contributions in FY 2010 ($)(2)	Registrant Contributions in FY 2010 ($)(2)	Aggregate Earnings in FY 2010 ($)	Aggregate Distributions in FY 2010 ($)	Aggregate Balance at December 25, 2010 ($)(3)
E. V. Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$309,185	$31,416	$0	$4,466,255
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	622,691	0	3,261,528
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	152,204	2,562	0	409,904
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	268	0	36,976
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	59,314	3,007	0	443,654
R. Glenn Drake	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	56,394	4,560	0	656,361

(1)

In 2010, the interest rate earned under the Supplemental Plan was 0.73 percent. The only NEO who participated in the EDCP in 2010 was Mr. Goings under which interest earned was 23.6 percent. Mr. Hemus is a participant in the SDCP under which interest earned was 0.73 percent with earnings of $268.

(2)	All Executive and Registrant contributions are included in the Summary Compensation Table.

(3)	The following amounts were previously reported as compensation to the NEOs in Summary Compensation Tables for 2009 and 2008. These amounts consist of Executive and Registrant Contributions as follows:

Name	Executive and Registrant Contributions in FY 2009($)	Executive and Registrant Contributions in FY 2008($)
E. V. Goings	$247,950	$2,371,565
Simon C. Hemus	118,350	130,919
Michael S. Poteshman	52,380	50,089
R. Glenn Drake	39,605	37,495

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability”, or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any open AIP or long-term cash incentive program at target level, other than any Gainsharing Program as those do not generate a change-in-control payment, as well as an amount equal to three times the sum of the NEO’s annual compensation and the AIP payment that would have been payable for the last fiscal year at the target level. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include a modified gross-up provision, pursuant to which the Company will in some circumstances “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement will be reduced to the amount at which no excise tax will apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement or a change-in-control agreement that is substantially amended shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, a change-in-control would result in the following payments or benefits in addition to those in the change-in-control agreements, except that, prior to adoption of the 2010 Incentive Plan, termination of employment would not be a condition for payout: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs. The 2010 Incentive Plan requires termination, as described above, to be a pre-requisite for payment.

The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason,” each as defined by the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the AIP for the year of termination based on actual performance by the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual bonus in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such bonus plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO is bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments received by the CEO under the above-described change-in-control employment agreement. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its regular independent compensation consultant, using competitive information about the market.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 25, 2010. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $48.21.

2010 TERMINATION AND CHANGE-IN-CONTROL PAYMENTS

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control (9)
E.V. Goings	AIP(1)	$2,772,000	$2,772,000	$2,772,000	$2,772,000	$—	$—	$1,386,000
	Performance Share Program(2)	5,646,040	5,646,040	5,646,040	—	—	—	3,820,208
	Unvested Stock Option and Restricted Stock Awards(3)	15,514,555	3,462,055	3,462,055	2,919,468	—	—	15,514,555
	Value of Benefits(4)	—	—	—	114,432	—	—	168,159
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	0
	Multiple of Salary and AIP Payments(6)	—	—	—	4,872,000	—	—	7,308,000
	Executive Life Benefit (7)	1,050,000	—	—	—	—	—
	Total Payments(8)	24,982,595	11,880,095	11,880,095	10,677,900	—	—	28,196,922

Simon C. Hemus	AIP(1)	1,364,000	1,364,000	1,364,000	1,364,000	—	—	682,000
	Performance Share Program(2)	2,239,239	2,239,239	2,239,239		—	—	1,515,291
	Unvested Stock Option and Restricted Stock Awards(3)	6,458,675	1,637,675	1,637,675	1,150,318	—	—	6,458,675
	Value of Benefits(4)	—	—	—	—	—	—	122,930
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	3,233,228
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	3,906,000
	Executive Life Benefit (7)	600,000	—	—	—	—	—
	Total Payments(8)	10,661,914	5,240,914	5,240,914	2,514,318	—	—	15,918,124

Michael S. Poteshman	AIP(1)	502,150	502,150	502,150	502,150	—	—	251,075
	Performance Share Program(2)	873,881	873,881	873,881	—	—	—	592,563
	Unvested Stock Option and Restricted Stock Awards(3)	381.305	381.305	368,045	368,045	—	—	381.305
	Value of Benefits(4)	—	—	—	—	—	—	137,109
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	0
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	1,998,225
	Executive Life Benefit (7)	415,000	—	—	—	—	—
	Total Payments(8)	2,172,336	1,757,336	1,744,076	870,195	—	—	3,360,277

R. Glenn Drake	AIP(1)	281,451	281,451	281,451	281,451	—	—	215,985
	Performance Share Program(2)	816,268	816,268	816,268	—	—	—	553,765
	Unvested Stock Option and Restricted Stock Awards(3)	330,928	330,928	319,888	319,888	—	—	330,928
	Value of Benefits(4)	—	—	—	—	—	—	120,667
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	0
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	1,718,955
	Executive Life Benefit (7)	357,000	—	—	—	—	—
	Total Payments(8)	1,785,647	1,428,647	1,417,607	601,339	—	—	2,940,300

Christian Skröder	AIP(1)	639,018	639,018	639,018	639,018	—	—	319,509
	Performance Share Program(2)	430,569	430,569	430,569	—	—	—	292,357
	Unvested Stock Option and Restricted Stock Awards(3)	847,965	847,965	847,965	578,406	—	—	847,965
	Value of Benefits(4)	—	—	—	—	—	—	76,518
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	2,542,870
	Executive Life Benefit (7)	528,114	—	—	—	—	—
	Total Payments(8)	2,445,566	1,917,552	1,917,552	1,217,424	—	—	4,079,219

(1)	Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2010 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)	With the exception of termination upon change-in-control, amounts included are 2008—2010 Performance Share Program awards at the fiscal 2010 year-end stock price, plus dividends declared during the performance period and to be paid in cash and the pro-rata portion of awards under the 2009—2011 and 2010—2012 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2010. Upon termination for change-in-control, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)	Included in such amounts is the year-end 2010 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock awards upon which restrictions would lapse upon a termination. In the event of death all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause all unvested awards would be forfeited. In the event of voluntary resignation all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)	Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable as provided under the agreement.

(5)	The Company determined the amount of the excise tax payment by multiplying 20 percent by the “excess parachute payment” that would arise in connection with payments made to the applicable NEOs upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of section 280G of the Code. The Company used the following key assumptions to determine the applicable NEO’s tax gross-up payment: (i) the NEO’s income is taxed at the highest federal and applicable state marginal income tax rates, and (ii) all stock option awards are deemed exercised upon the applicable triggering event. If the amount that the NEO would receive under the change-in-control agreement was equal to or less than 120% of the highest amount that the NEO would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount paid to the NEO has been reduced to the amount at which no excise tax applied.

(6)	Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest AIP target bonus in effect during the 12 months preceding the date of termination. Under the NEO’s change-in-control agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level.

(7)	In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(8)	The value of one-times base salary payable under the executive life insurance benefit in the event of death.

(9)	The value of incentives payable as of December 25, 2010 under a change-in-control without termination of employment for the NEOs under Performance Share Programs would be: $3,820,208 for Mr. Goings; $1,515,291 for Mr. Hemus; $592,563 for Mr. Poteshman; $553,765 for Mr. Drake; and $292,357 for Mr. Skröder. The year-end 2010 intrinsic value of outstanding equity awards that would vest upon change-in-control would be: $15,388,645 for Mr. Goings; $6,451,610 for Mr. Hemus; $361,415 for Mr. Poteshman; $314,368 for Mr. Drake; and $831,405 for Mr. Skröder. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement.

2010 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2010. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in pension value and nonqualified compensation earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	$87,500		$87,513			$10,617	$185,630
Rita Bornstein	87,500		87,513			10,617	185,630
Kriss Cloninger III	107,000		87,513			1,987	196,500
Clifford J. Grum	90,500		87,513			13,095	191,108
Joe R. Lee	87,500		87,513			1,987	177,000
Bob Marbut	87,500		87,513			5,063	180,076
Angel R. Martinez	43,750	43,750	87,513			7,117	182,130
Antonio Monteiro de Castro	65,625		127,823			804	194,252
Robert J. Murray	87,500		87,513			7,965	182,978
David R. Parker	125,000		87,513			13,095	225,608
Joyce M. Roché	83,625	21,875	87,513	$2,169	(3)	13,095	208,278
J. Patrick Spainhour	43,750	43,750	87,513			7,117	182,130
M. Anne Szostak	87,500		87,513			5,487	180,500

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s stock on the date of grant ($47.05). Mr. Monteiro de Castro, as a new director in 2010, received a grant of 1,000 shares of stock on his three-month anniversary at a fair market value of $40.31 per share.

(2)

Includes product samples with a retail value of $1,025, dividend equivalents paid on restricted stock units granted in 2010 and a match on charitable contributions made in 2010 as part of the Company’s matching gift program in the amount of $3,500 for Ms. Bertini, Dr. Bornstein, Ms. Roché, Ms. Szostak and Messrs. Grum, Murray, and Parker.

(3)

Represents a preferential amount of accrued interest in 2010 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was 3.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each director at the 2010 fiscal year-end were, respectively: Ms. Bertini, 0, 1,500 and 7,662; Dr. Bornstein, 0, 1,500 and 7,662; Mr. Cloninger, 12,000, 1,500 and 1,860; Mr. Grum, 0, 1,500 and 10,022; Mr. Lee, 18,000, 1,500 and 1,860; Mr. Marbut, 16,000, 1,500 and 5,705; Mr. Martinez, 16,000, 1,500 and 7,662; Mr. Monteiro de Castro, 0, 0 and 1,860; Mr. Murray, 8,000, 1,500 and 4,220; Mr. Parker, 12,500, 1,500 and 10,022; Ms. Roché, 12,000, 1,500 and 10,022; Mr. Spainhour, 0, 1,500 and 7,662; and Ms. Szostak, 8,000, 1,500 and 1,860.

The Company’s objective is to align director compensation between the median and 75th percentile of the external marketplace defined as the same Comparator Peer Group developed for executive compensation benchmarking. Annually, the Nominating and Governance Committee, working in conjunction with management or an external consultant selected by the Nominating and Governance Committee, reviews Director compensation against the market and recommends adjustments where necessary. In 2010, no change was made to Director retainers or committee chairperson retainers. Non-employee directors of the Company receive (i) an annual retainer fee of $175,000, and (ii) committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee). In 2010, the Nominating and Governance Committee approved a retainer of $30,000 per year for the Presiding Director when also serving as a committee chairperson, in lieu of the committee chairperson retainer. Meeting fees are not paid unless the total number of meetings exceed 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would be paid $500) will be made. Of the annual retainer fee ($175,000), one half of the value is made in the form of an equity award, as determined by the Nominating and Governance Committee of the Board of Directors. In 2010, the Nominating and Governance Committee approved grants of restricted stock units in the amount of 1,860 share units per Director, intending to deliver a value of $87,500. Directors may elect to receive all or a portion of the remainder of their compensation in stock.

The Company also provides a grant of 1,000 shares of Tupperware Brands Corporation common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise generally not exceeding $1,100.

2.	Proposal to Ratify the Appointment of Independent Auditors

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent registered public accounting firm of the Company for fiscal year 2010.

Services performed by PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2010 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting matters, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although this matter is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2010 and 2009 and for reviews of the financial statements included in the Company’s related Quarterly Reports on Form 10-Q during fiscal years 2010 and 2009 were $4,795,273 and $4,122,266, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for 2010 and 2009 were $529,862 and $19,559, respectively. Such fees involved the following activities: employee benefit plan audits, computer software services, attestation services, internal control related engagements and consultations on matters in various of the countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2010 and 2009 for tax-related services were $2,695,193 and $2,151,692, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2010 and 2009, $1,880,730 and $1,657,968, respectively, related to tax compliance services and $814,463 and $493,724, respectively, related to tax planning and tax advisory services. In addition to the tax-related services of PricewaterhouseCoopers LLP, the Company incurred fees of $1,199,022 and $1,687,172 for tax-related services of other accounting and law firms in 2010 and 2009, respectively. Such fees primarily related to tax advice, tax planning and consulting and tax litigation.

All Other Fees

No fees were incurred from PricewaterhouseCoopers LLP for fiscal years 2010 or 2009 for services other than those described in the preceding paragraphs.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During 2010 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

3.	Advisory Vote Regarding the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement this year an advisory vote regarding named executive officer compensation. The Company asks that you indicate your approval of the compensation paid to its NEOs as described in this Proxy Statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board of Directors of the Company acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created a strong culture of pay-for-performance over a period of years. This culture has resulted in a compensation system which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. On average, the portion of performance-based compensation for the named executive officers as a percentage of total target direct compensation equaled 68% for such officers in 2010. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

The Company achieved a significant increase in net income in recent years including 2010. U.S. GAAP net income increased 29 percent in U.S. dollars and 25 percent in constant currency. As measured for incentive purposes, in constant currency and excluding certain pre-defined items from current and prior year results, net income increased in 2010 by 17 percent. The named executive officers have been compensated in accordance with meeting performance objectives as described in this Proxy Statement and as evidenced in past years’ proxy statements. In 2010, shareholders overwhelmingly demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by the 97% of votes cast in favor.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

4.	Advisory Vote Regarding the Frequency of Voting on the Company’s Executive Compensation Program

Under the Exchange Act, the Company also is required to seek a non-binding advisory shareholder vote regarding the frequency of submission to shareholders of a "Say on Pay" advisory vote such as Proposal 3. Shareholders must be given the opportunity to vote on executive compensation programs either annually, every two years or every three years, or to abstain from voting. Although this vote is advisory and non-binding, the Board of Directors will review the results and give serious consideration to the outcome of such voting.

The Board of Directors recommends that shareholders vote in favor of holding the advisory vote on executive compensation every three years. This is consistent with the Company’s long-term approach to managing the business and providing incentive compensation opportunities under a blend of annual and long-term programs. A triennial approach provides regular input by shareholders, while allowing time to evaluate the effects of the Company's executive compensation program on performance over a longer period. There have not been two-year incentive programs employed by the Company, so the Board believes that a triennial review would be more compatible with the Company’s long-term approach than a biennial review.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency for the advisory vote on executive compensation that is recommended by shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY WITH WHICH THE ADVISORY VOTE ON EXECUTIVE COMPENSATION PROGRAM SHOULD BE HELD.

5.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Notice Requirements

The Company’s By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2012 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy soliciting material, should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than March 2, 2012, and no earlier than February 10, 2012, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy soliciting material relating to the Company’s 2012 annual meeting of shareholders should send to the Corporate Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 26, 2011.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $9,000 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

Only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if under this procedure a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: March 25, 2011

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Shareowner ServicesSM P.O. Box 64945, St. Paul, MN 55164-0945	COMPANY #

Address Change? Mark Box, sign, and Indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

I plan to attend the meeting. ☐ If you check this box an admission ticket will be sent to you.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS VOTING INSTRUCTION CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1, FOR Items 2 & 3, and for 3 YEARS for Item 4.

1.	Election of Directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Catherine A. Bertini	☐	☐	☐	08 Angel R. Martinez	☐	☐	☐

	02 Rita Bornstein, Ph.D.	☐	☐	☐	09 Antonio Monteiro de Castro	☐	☐	☐

ò    Please fold here – Do not separate    ò

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

03 Kriss Cloninger, III	☐	☐	☐	10 Robert J. Murray	☐	☐	☐

04 E. V. Goings	☐	☐	☐	11 David R. Parker	☐	☐	☐

05 Clifford J. Grum	☐	☐	☐	12 Joyce M. Roché	☐	☐	☐

06 Joe R. Lee	☐	☐	☐	13 J. Patrick Spainhour	☐	☐	☐

07 Bob Marbut	☐	☐	☐	14 M. Anne Szostak	☐	☐	☐

2.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm			☐	For	☐	Against	☐	Abstain

3.	Advisory Vote Regarding the Company’s Executive Compensation Program			☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote for 3 Years:

4.	Advisory Vote Regarding the Frequency of Voting on the Company’s Executive Compensation Program	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR, FOR ITEMS 2 AND 3, AND FOR 3 YEARS FOR ITEM 4.

Date: ______________________________	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 11, 2011

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2 and 3, and for “3 YEARS” for Item 4.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/tup	1-800-560-1965	Mark, sign and date your proxy
Use the Internet to vote your	Use a touch-tone telephone to	card and return it in the
proxy until 1:00 p.m. (ET) on	vote your proxy until 1:00 p.m.	postage-paid envelope provided.
May 10, 2011.	(ET) on May 10, 2011.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM P.O. Box 64945, St. Paul, MN 55164-0945	COMPANY #

Address Change? Mark Box, sign, and Indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS VOTING INSTRUCTION CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1, FOR Items 2 & 3, and for 3 YEARS for Item 4.

1.	Election of Directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Catherine A. Bertini	☐	☐	☐	08 Angel R. Martinez	☐	☐	☐

	02 Rita Bornstein, Ph.D.	☐	☐	☐	09 Antonio Monteiro de Castro	☐	☐	☐

ò    Please fold here – Do not separate    ò

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

03 Kriss Cloninger, III	☐	☐	☐	10 Robert J. Murray	☐	☐	☐

04 E. V. Goings	☐	☐	☐	11 David R. Parker	☐	☐	☐

05 Clifford J. Grum	☐	☐	☐	12 Joyce M. Roché	☐	☐	☐

06 Joe R. Lee	☐	☐	☐	13 J. Patrick Spainhour	☐	☐	☐

07 Bob Marbut	☐	☐	☐	14 M. Anne Szostak	☐	☐	☐

2.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm			☐	For	☐	Against	☐	Abstain

3.	Advisory Vote Regarding the Company’s Executive Compensation Program			☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote for 3 Years:

4.	Advisory Vote Regarding the Frequency of Voting on the Company’s Executive Compensation Program	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR, FOR ITEMS 2 AND 3, AND FOR 3 YEARS FOR ITEM 4.

Date: ______________________________	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 11, 2011

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	Voting Instruction Card

VOTING INSTRUCTIONS TO TRUSTEE FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2011

As a participant in the Tupperware Brands Corporation Retirement Savings Plan, you have the right to give instructions to the trustee of such plan as to the voting of certain shares of the Corporation’s common stock at the Corporation’s annual meeting of shareholders to be held on May 11, 2011 and at any adjournment thereof. In this connection, please follow the voting instructions below and either vote telephonically, electronically, or sign and date it, and return this card promptly in the postage-paid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

This voting instruction card when properly executed will be voted in the manner directed. If no direction is made, this voting instruction card will be taken as authority to vote “FOR” the election of all nominees in Item 1, and “FOR” Items 2 and 3, and for “3 YEARS” for Item 4, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Defined Contribution Trust.

☒ Please mark votes as indicated in this example.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1,

“FOR” ITEMS 2 AND 3, AND “3 YEARS” FOR ITEM 4.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/tup Use the Internet to vote your	1-800-560-1965 Use a touch-tone telephone to	Mark, sign and date your proxy card and return it in the
proxy until 1:00 p.m. (ET) on	vote your proxy until 1:00 p.m.	postage-paid envelope provided.
May 6, 2011.	(ET) on May 6, 2011.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.